FOR IMMEDIATE RELEASE:               FOR MORE INFORMATION CONTACT:
                                     Media: Patricia Cameron (318) 388-9674
                                             patricia.cameron@centurytel.com
                                 Investors: Jeffrey S. Glover (318) 388-9648
                                             jeff.glover@centurytel.com

CenturyTel adds nearly 360,000 telephone access lines in two transactions

Monroe, La., July 31, 2000 - CenturyTel, Inc.(NYSE Symbol: CTL) acquired nearly 360,000 telephone access lines in two transactions finalized today.

         The Louisiana-based communications company purchased about 231,000 access lines in Arkansas from Verizon Communications (formerly GTE) for approximately $824 million in cash. With this purchase, CenturyTel now serves approximately 275,000 local exchange customers in Arkansas, making it the state's second largest telephone company. The company also provides Internet access, wireless, long distance and security monitoring services to approximately 87,000 Arkansas customers.

         In a separate transaction, Spectra Communications Group, LLC, acquired about 127,000 access lines in Missouri for approximately $290 million in cash. Spectra is a joint venture between CenturyTel; Spectronics Corporation, a Georgia-based, African-American-owned telecommunications contractor; Local Exchange Carriers, LLC, a private company based in Kansas City, Mo.; and other African-American co-investors.

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         "CenturyTel  is  pleased  to  announce  the  completion  of  these  two strategic acquisitions," Glen. F. Post, III, CenturyTel's president and chief executive officer, said. "CenturyTel now operates more than 1.65 million telephone access lines in 21 states. We expect these properties to make significant contributions to CenturyTel's future growth."

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         Customers  in the  acquired  markets will see no changes in area codes, telephone numbers or local calling numbers. In both transactions, employees in the former GTE serving areas retained their positions with CenturyTel and Spectra.

         CenturyTel will finance these transactions through newly established credit facilities with Bank of America, N.A. and Citibank, N.A. Depending upon market conditions, the company expects to replace this facility with either a commercial paper program, the issuance of long-term debt, equity or equity-linked securities, monetization of non-core assets or some combination thereof.

         CenturyTel, Inc. provides integrated communications services including local exchange, wireless, long distance, Internet access and security monitoring services to more than 2.8 million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 7th largest local exchange telephone company, based on access lines, and the 9th largest cellular company, based on population equivalents owned, in the United States.

         Visit CenturyTel's corporate Web site at (www.centurytel.com)